Exhibit 12.1

Omnicom Group, Inc.
Ratio of Earnings to Fixed Charges
2002-2003
($000s)


                                               Nine Months Ended
                                                  September 30,                          Years Ended December 31,
                                            -----------------------   --------------------------------------------------------------
                                               2003          2002        2002         2001         2000         1999        1998
                                            -----------------------   --------------------------------------------------------------
Earning as defined:
  Profit before tax as reported             $  761,657   $  747,911   $1,073,623   $  895,385   $  911,617   $  673,708   $  521,797
  Add: Dividends from affiliates                 9,788       12,586       17,185       28,378       39,222       10,485       19,353
       Interest expense                         42,803       34,874       45,509       90,918      116,681       84,908       74,482
       Interest factor (re:rentals) (A)        124,169      123,435      154,476      150,914      131,594      113,861      103,829
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total earnings                            $  938,417   $  918,806   $1,290,793   $1,165,595   $1,199,114   $  882,962   $  719,461
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========

  Fixed charges as defined:
  Interest expense                          $   42,803   $   34,874   $   45,509   $   90,918   $  116,681   $   84,908   $   74,482
  Interest factor (re:rentals) (A)             124,169      123,435      154,476      150,914      131,594      113,861      103,829
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total fixed charges                       $  166,972   $  158,309   $  199,984   $  241,832   $  248,275   $  198,768   $  178,311
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges                5.62         5.80         6.45         4.82         4.83         4.44         4.03
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========

(A) The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.